EXHIBIT 3.1

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 7th day of December, 2007.

                         ARTICLES OF INCORPORATION

                         TREVENEX RESOURCES, INC.

   The undersigned, being a citizen of the United States of America and over the age of twenty-one (21) years, for the purpose of forming a corporation under the Nevada Revised Statutes, states the following:

                                 ARTICLE I

                                   Name

   The name of this corporation is TREVENEX RESOURCES, INC.


                                 ARTICLE II

                           Registered Agent/Office

   The registered agent is Ryan Edington, whose business address is 4129 Galapagos Avenue, North Las Vegas, NV. 89084.


                                ARTICLE III

                                  Purposes

   The purpose for which this Corporation is organized is to engage in any activity and all lawful activities for which Corporations may be organized under the Corporation Law of the State of Nevada, as amended.


                                ARTICLE IV

                             Authorized Stock

   The Corporation is authorized to issue two class of stock, designated "Common Stock" and "Preferred Stock." The total number of shares of stock authorized shall be One Hundred Ten Million shares consisting of One Hundred Million (100,000,000), par value $0.001 per share of Common Stock and Ten Million (10,000,000), par value $0.001 per share of Preferred Stock. Any and all shares of stock may be issued, reissued, transferred or granted by the Board of Directors, as the case may be, to persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors shall have the authority pursuant to the Nevada Revised Statutes, to set, by resolution, the particular designation, preferences and relative, participating, optional or other special rights and qualification, limitations or restriction of any class of stock or any series of stock within any class of stock issued by this Corporation.


                                 ARTICLE V

                                 Duration

   The Corporation's period of duration shall be perpetual.


                                ARTICLE V.

                           Board of Directors

   The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation, provided that the number of the directors shall not be reduced to less than two (2), except that, in cases where all the shares of the Corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than two (2) but not less than the number of stockholders.

   The names and post office addresses of the First Board of Directors, which shall be one (1) in number is as follows:

   NAME                                 ADDRESS

   Scott Wetzel                         25 West Cataldo
                                        Spokane, WA 99202

   The Board of Directors shall be limited to not less than two (2) nor more than nine (9), subject to the provisions set forth above.

   Directors of the Corporation need not be residents of the State of Nevada and need not own shares of the Corporation's stock.


                                 ARTICLE VI

                       Authority of Board of Directors

   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

   Subject to the Bylaws, if any, adopted by the stockholders, to make alter or amend the Bylaws of the Corporation and the Articles of Incorporation.

   To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and to cause to be executed mortgages and liens upon the real and personal property of this Corporation.


                                ARTICLE VIII

                            Shareholders' Meetings

   Meetings of the stockholders may be held at such place within or without the State of Nevada, if the By-laws so provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                 ARTICLE IX

                                Incorporator

   The name and post office address of the incorporator signing these Articles of Incorporation is set forth below:

   NAME                                 ADDRESS

   Scott Wetzel                         25 West Cataldo
                                        Spokane, Washington  99202


                                 ARTICLE X

                              Indemnification

   The Corporation shall, to the fullest extent permitted by the Nevada Revised Statutes, as the same may be amended and supplemented, indemnify any and all personals who it shall have power to indemnify under this section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Pursuant to the Revised Nevada Statutes, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by the court of the competent jurisdiction that he/she is not entitled to be indemnified by the Corporation.


                                 ARTICLE XI

Director Indemnification for Breach of Fiduciary Duty

   To the fullest extent permitted by the Revised Nevada Statutes, as the same exists or may hereafter be amended, a director or officer of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer of the Corporation.


                                ARTICLE XII

                            Non-Assessable Stock

   The capital stock of this Corporation shall not be assessable to pay the debts of the Corporation.


                               ARTICLE XIII

                           Non Cumulative Voting

   At each election of directors, every shareholder entitled to vote as such election has the right to vote, in person or by proxy, the number of shares of stock held by him for as many personas as there are directors to be elected. No cumulative voting for directors shall be permitted.


                               ARTICLE XIV

                   No Preemptive Rights with Common Stock

   All shareholders are denied preemptive rights regarding additional shares of Common Stock of this Corporation.


                                ARTICLE XV

                        Related Party Transactions

   No contracts or other transactions between the Corporation and any other corporation, and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporations; and

   Any director individually, or any firm of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contracts or transactions of the Corporation, provided that the fact that he/she or such firm is so interested shall be fully disclosed or shall have been known to the Board of Directors of the Corporation or a majority thereof


                               ARTICLE XVI

                        Right to Amend Articles

   The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation, in the manner now or hereafter prescribed in the By-laws of the corporation, and all rights and powers conferred herein prescribed in the By-laws of the corporation, and all rights and powers conferred herein on shareholders and directors are subject to this reserved power.


   DATED this 7th day of December 7, 2007

   Scott Wetzel

   Certificate for Individual Acknowledgement

State of Washington   )
                      )ss.
County of Spokane     )

   On this 7th day of December, 2007, appeared before me, a Notary Public in and for the state of Washington, duly commissioned and sworn, personally appeared Scott Wetzel, to me known or proven on the basis of satisfactory evidence to be the individual who executed the within and foregoing document, and acknowledged the said instrument to be a free and voluntary act and deed, for the purposes therein mentioned.

   GIVEN UNDER my hand and official seal hereto affixed the day and year in this certificate above written.


                           Notary Public in and for the State of Washington, Residing at:

                           My appointment expires:

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